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                                   EXHIBIT 11



V-TWIN ACQUISITIONS, INC.
COMPUTATION OF EARNINGS PER COMMON SHARE
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998



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
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                                                                                Three Months
                                                                               Ended Sept. 30,               Sept. 30,
                                                                                   1999                         1998
----------------------------------------------------------------------------------------------------------------------------

Shares Outstanding                                                               3,700,000                     3,000,000
Weighted average shares outstanding                                              3,650,000                     3,000,000
Net Income (Loss)                                                              $   (91,892)                  $   (10,000)
Total Net Income (Loss) Available for Common Stockholders'                     $   (91,892)                  $        --
                                                                               ===========                   ===========

Basic and Diluted Earnings (Loss) Per Share:
Earnings (Loss) Per Share                                                      $     (0.02)                  $      0.00
                                                                               -----------                   -----------
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